Exhibit 4.12

Loan Agreement

This Loan Agreement (this “Agreement”) is made and entered into by and between the Parties below as of July 24, 2023 in Beijing, People's Republic of China (“PRC” or “China”):

(1)

Beijing Tongcheng Shidai Technology Co., Ltd. (the “Lender”), a Wholly Foreign Owned Enterprise, organized and existing under the laws of China, with its address at Room 614, Floor 6, Building 1, 1 Andingmenwai Avenue, Chaoyang District, Beijing;

(2)	Li Jin (the “Borrower”), a citizen of the China with Chinese Identification No.: ***

Each of the Lender and the Borrower shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas:

1.

The Borrower holds 30% of equity interests in Beijng Tongcheng Shidai Jinqiao Technology Co., Ltd. (the “Borrower Company”).  All of the equity interests now held and hereafter acquired by the Borrower in the Borrower Company shall be referred to as “the Borrower Equity Interest”.  The Borrower Company is a limited company duly registered in Beijing, China with its registered capital of RMB 5,000,000;

2.	The Lender agrees to provide the Borrower with a loan in the aggregate amount of RMB 1,500,000 to be used for the purposes set forth in this Agreement.

After friendly consultation, the Parties agree as follows:

1.	Loan

1.1In accordance with the terms and conditions of this Agreement, the Lender agrees to provide a loan in the amount of RMB1,500,000 (the “Loan”) to the Borrower.  Once the Lender receives a notice from the Borrower requesting the provision of all or any part of the Loan during the term of this Agreement, the Lender shall within reasonable time period after receiving such notice provide that portion of Loan to the Borrower. The term of the Loan shall be 10 years from the date of this Agreement, which may be extended upon mutual written consent of the Parties.  During the term of the Loan or the extended term of the Loan, the Borrower shall immediately repay the full amount of the Loan in the event that any one or more of the following circumstances occur:

1.1.1	30 days elapse after the Borrower receives a written notice from the Lender requesting repayment of the Loan;

1.1.2	The Borrower’s death, lack or limitation of civil capacity;

1.1.3	The Borrower ceases (for any reason) to be an employee of the Lender, the Borrower Company or their affiliates;

1.1.4	The Borrower engages in criminal act or is involved in criminal activities;

1.1.5

According to the applicable laws of China, foreign investors are permitted to invest in the principle business that is currently conducted by Borrower Company in China with a controlling stake and/or in the form of wholly-foreign-owned enterprises, the relevant competent authorities of China begin to approve such investments, and Lender exercises the exclusive option under the Exclusive Option Agreement (the “Exclusive Option Agreement”) described in this Agreement.

1.2The Loan provided by the Lender under this Agreement shall inure to the Borrower’s benefit only and not to the Borrower’s successor(s) or assign(s).

1.3The Borrower agrees to accept the aforementioned Loan provided by the Lender, and hereby agrees and warrants using the Loan to provide capital for the Borrower Company to develop the business of the Borrower Company. Without the Lender’s prior written consent, the Borrower shall not use the Loan for any purpose other than as set forth herein.

1.4The Lender and The Borrower hereby agree and acknowledge that Borrower’s method of repayment shall be at the sole discretion of Lender, and shall at Lender’s option take the form of Borrower’s transferring the Borrower Equity Interest in whole to the Lender or the Lender’s designated persons (legal or natural persons) pursuant to the Lender’s exercise of its right to acquire the Borrower Equity Interest under the Exclusive Option Agreement, and any proceeds from the transfer of the Borrower Equity Interest (to the extent permissible) shall be used by the Borrower to repay the Loan to Lender, in accordance with this Agreement and in the manner designated by Lender.

1.5The Lender and the Borrower hereby agree and acknowledge that to the extent permitted by applicable laws, the Lender shall have the right but not the obligation to purchase or designate other persons (legal or natural persons) to purchase the Borrower Equity Interest in part or in whole at any time, at the price stipulated in the Exclusive Option Agreement.

1.6The Borrower also undertakes to execute an irrevocable Power of Attorney (the “Power of Attorney”), which authorizes the Lender or a legal or natural person designated by the Lender to exercise all of the Borrower’s rights as a shareholder of the Borrower Company.

1.7When the Borrower transfers the Borrower Equity Interest to the Lender or Lender’s designated person(s), in the event that the transfer price of such equity interest equals or is lower than the principal of the Loan under this Agreement, the Loan under this Agreement shall be deemed an interest-free loan. In the event that the transfer price of such equity interest exceeds the principal of the Loan under this Agreement, the excess over the principal shall be deemed the interest of the Loan under this Agreement payable by the Borrower to the Lender.

2.	Conditions Precedent

The obligation of the Lender to provide the Loan to the Borrower contemplated in Section 1.1 shall be subject to the satisfaction of the following conditions, unless waived in writing by the Lender.

2.1The Borrower Company and the Lender or other person (legal or natural person) designated by the Lender have officially executed an Exclusive Business Cooperation Agreement (the “Exclusive Business Cooperation Agreement”), under which the Lender or other person designated by the Lender, as an exclusive service provider, will provide the Borrower Company with business support service and business consulting service.

2.2The Borrower, the Borrower Company and the Lender or other person (legal or natural person) designated by the Lender have executed a Share Pledge Agreement (the “Share Pledge Agreement”), the contents of which have been confirmed, and according to the Share Pledge Agreement, the Borrower agrees to pledge the Borrower Equity Interest to the Lender or other person designated by the Lender.

2.3The Borrower, the Lender and the Borrower Company have officially executed an Exclusive Option Agreement (the “Exclusive Option Agreement”), the contents of which have been confirmed, and under which the Borrower shall irrevocably grant the Lender an exclusive option to purchase all of the Borrower Equity Interest.

2.4The Borrower has executed an irrevocable Power of Attorney (the “Power of Attorney”), which authorizes Lender or other person (legal or natural person) designated by Lender to exercise all of the Borrower’s rights as a shareholder in the Borrower Company.

2.5The aforementioned Share Pledge Agreement, Power of Attorney, Exclusive Option Agreement and Exclusive Business Cooperation Agreement have been entered into before or on the date of execution of this Agreement and shall have full legal validity without any default or encumbrance related to these agreements or contracts, and all the related filing procedures, approvals, authorization, registrations and government procedures have been completed (as applicable).

2.6All the representations and warranties by the Borrower in Section 3.2 are true, complete, correct and not misleading.

2.7The Borrower has not violated the covenants in Section 4 of this Agreement, and no event which may affect the Borrower’s performance of its obligations under this Agreement has occurred or is expected to occur.

3.	Representations and Warranties

3.1Between the date of this Agreement and the date of termination of this Agreement, the Lender hereby makes the following representations and warranties to the Borrower:

3.1.1	The Lender is a corporation duly organized and legally existing in accordance with the laws of China;

3.1.2

The Lender has the legal capacity to execute and perform this Agreement.  The execution and performance by the Lender of this Agreement is consistent with the Lender’s scope of business and the provisions of the Lender’s corporate bylaws and other organizational documents, and the Lender has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement; and

3.1.3	This Agreement constitutes the Lender’s legal, valid and binding obligations enforceable in accordance with its terms.

3.2Between the date of this Agreement and the date of termination of this Agreement, the Borrower hereby makes the following representations and warranties:

3.2.1

The Borrower has the legal capacity to execute and perform this Agreement.  The Borrower has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement;

3.2.2	This Agreement constitutes the Borrower’s legal, valid and binding obligations enforceable in accordance with its terms; and

3.2.3

There are no disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings relating to the Borrower, nor are there any potential disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings relating to the Borrower.

4.	Borrower’s Covenants

4.1As and when he/she becomes, as well as for so long as he/she remains a shareholder of the Borrower Company, the Borrower irrevocably covenants that during the term of this Agreement, the Borrower shall cause the Borrower Company:

4.1.1

to strictly abide by the provisions of the Exclusive Option Agreement and the Exclusive Business Cooperation Agreement, and to refrain from any action/omission that may affect the effectiveness and enforceability of the Exclusive Option Agreement and the Exclusive Business Cooperation Agreement;

4.1.2

at the request of the Lender (or a party designated by the Lender), to execute agreements/contracts on business cooperation with the Lender (or a party designated by the Lender), and to strictly abide by such agreements/contracts;

4.1.3	to provide the Lender with all of the information on the Borrower Company's business operations and financial situation at the Lender’s request;

4.1.4	to immediately notify the Lender of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the Borrower Company's assets, business or income;

4.1.5	at the request of the Lender, to appoint any persons designated by Lender as directors of the Borrower Company.

4.2The Borrower covenants that during the term of this Agreement, he/she shall:

4.2.1	endeavor to keep the Borrower Company to engage in its principal businesses specified in its business license;

4.2.2

abide by the provisions of this Agreement, the Power of Attorney, the Share Pledge Agreement and the Exclusive Option Agreement to which the Borrower is a party, perform his/her obligations under this Agreement, the Power of Attorney, the Share Pledge Agreement and the Exclusive Option Agreement, and refrain from any action/omission that may affect the effectiveness and enforceability of this Agreement, the Power of Attorney, the Share Pledge Agreement and the Exclusive Option Agreement;

4.2.3

not sell, transfer, mortgage or dispose of in any other manner the legal or beneficial interest in the Borrower Equity Interest, or allow the encumbrance thereon of any security interest or the encumbrance, except in accordance with the Share Pledge Agreement;

4.2.4

cause any shareholders’ meeting and/or the board of directors of the Borrower Company to not approve the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the Borrower Equity Interest, or allow the encumbrance thereon of any security interest, except to the Lender or the Lender’s designated person;

4.2.5	cause any shareholders’ meeting and/or the board of directors of the Borrower Company not to approve the merger or consolidation of the

Borrower Company with any person, or its acquisition of or investment in any person, without the prior written consent of the Lender;

4.2.6	immediately notify the Lender of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the Borrower Equity Interest;

4.2.7

to the extent necessary to maintain his/her ownership of the Borrower Equity Interest, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

4.2.8	without the prior written consent of the Lender, refrain from any action/omission that may have a material impact on the assets, business and liabilities of the Borrower Company;

4.2.9	appoint any designee of the Lender as director of the Borrower Company, at the request of the Lender;

4.2.10

to the extent permitted by the laws of China, at the request of the Lender at any time, promptly and unconditionally transfer all of the Borrower Equity Interest to the Lender or the Lender’s designated representative(s) at any time, and cause the other shareholders of the Borrower Company to waive their right of first refusal with respect to the share transfer described in this Section;

4.2.11

to the extent permitted by the laws of China, at the request of the Lender at any time, cause the other shareholders of the Borrower Company to promptly and unconditionally transfer all of their equity interests to the Lender or the Lender’s designated representative(s) at any time, and the Borrower hereby waives his/her right of first refusal (if any) with respect to the share transfer described in this Section;

4.2.12

in the event that the Lender purchases the Borrower Equity Interest from the Borrower in accordance with the provisions of the Exclusive Option Agreement, use such purchase price obtained thereby to repay the Loan to Lender; and

4.2.13

without the prior written consent of the Lender, not to cause the Borrower Company to supplement, change, or amend its articles of association in any manner, increase or decrease its registered capital or change its share capital structure in any manner.

5.	Liability for Default

5.1If the Borrower commits any material breach of any term of this Agreement, the Lender shall have the right to terminate this Agreement and require the

Borrower to pay for all damages; this Section 5.1 shall be without prejudice to any other rights of the Lender herein.

5.2The Borrower shall have no right to terminate this Agreement in any event unless otherwise required by the applicable laws.

5.3In the event that the Borrower fails to perform the repayment obligations set forth in this Agreement, the Borrower shall pay an overdue interest of 0.01% per day for the outstanding payment, until the day the Borrower repays the full principal of the Loan, overdue interests and other payable amounts.

6.	Notices

6.1All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below.  A confirmation copy of each notice shall also be sent by email.  The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

6.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery.

6.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of the transmission).

6.2For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Beijing Tongcheng Shidai Technology Co., Ltd.
Attn:	Liu Jing
Address:	Room 614, Floor 6, Building 1, 1 Andingmenwai Avenue,
Chaoyang District, Beijing
Phone:	***
Email:	g-liujing@tedu.cn

Party B:	Li Jin
Address:	Floor 6, Lizhi Building, Andingmenwai Avenue,
Chaoyang District, Beijing
Phone:	***
Email:	Lijin728@163.com

6.3Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

7.	Confidentiality

The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. The Parties shall maintain the confidentiality of all such information, and without the written consent of other Party, either Party shall not disclose any relevant information to any third party, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this section. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This section shall survive the termination of this Agreement for any reason.

8.	Governing Law and Resolution of Disputes

8.1The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes shall be governed by the laws of China.

8.2In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the Parties shall negotiate in good faith to resolve the dispute. In the event the Parties fail to reach an agreement on the resolution of such a dispute within 30 days after any Party's request for resolution of the dispute through negotiations, any Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then-effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used during arbitration shall be Chinese. The arbitration ruling shall be final and binding on both Parties.

8.3Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

9.	Miscellaneous

9.1This Agreement shall become effective on the date thereof, and shall expire upon the date of full performance by the Parties of their respective obligations under this Agreement.

9.2This Agreement is written in both Chinese and English language in two copies, with each Party having one copy with equal legal validity.  In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

9.3This Agreement may be amended or supplemented through written agreement by and between the Lender and the Borrower. Such written amendment agreement and/or supplementary agreement executed by and between the Lender and the Borrower are an integral part of this Agreement, and shall have the same legal validity as this Agreement.

9.4In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by the relevant laws the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

9.5The attachments (if any) to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

9.6Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof. The provisions of Sections 5, 7, 8, and this Section 9.6 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Loan Agreement as of the date firs above written.

Lender: Beijing Tongcheng Shidai Technology Co., Ltd. (Seal)

By:	/s/ Han Shaoyun
Name:	Han Shaoyun
Title:	Legal Representative

Borrower: Li Jin

By:	/s/ Li Jin